Exhibit 99.1

At the Company:
Akorn Inc.	Strides Arcolab Limited
Arthur S. Przybyl	Arun Kumar
President and CEO	Managing Director and CEO
(847) 279-6100	91-80-26582636

FOR IMMEDIATE RELEASE

Akorn, Inc. and Strides Arcolab Limited Announce the Signing of a Definitive
Agreement to Enter into a Joint Venture

Buffalo Grove, IL, Bangalore, India, September 22, 2004 — Akorn, Inc. (OTCBB: AKRN.OB) (Akorn) and Strides Arcolab Limited (Strides), one of India’s largest manufacturers and exporters of pharmaceutical products, today announced the formation of a Joint Venture. The two companies had entered into a memorandum of understanding in April 2004 to enter into this Joint Venture. Akorn and Strides will each own 50% of the Joint Venture. It will initially be capitalized with $2.5 million, which will be used to finance the preparation of ANDAs by Strides.

The Joint Venture will operate in the form of a new Delaware limited liability company, Akorn-Strides, LLC (the “A-S”) under the terms of a Limited Liability Company Agreement (the “LLC Agreement”) between Akorn and Strides. Strides will be responsible for developing, manufacturing and supplying products under an OEM Agreement (the “OEM Agreement”) between Strides and A-S. Akorn will be responsible for sales and marketing of the products under an exclusive Sales and Marketing Agreement with A-S (the “Sales and Marketing Agreement”) between Akorn and A-S.

Under the OEM Agreement, funds will be paid to Strides to finance the preparation, development and filing with the Food and Drug Administration (“FDA”) of ANDAs for generic drugs based on a mutually agreed development schedule. A-S will have exclusive rights to FDA approved generic drugs within the United States hospital, medical clinic, physician group and other wholesale drug markets. The Joint Venture has identified twenty (20) generic injectable drugs slated for the first phase development projects.

Under the Sales and Marketing Agreement, Akorn will market, advertise and sell FDA approved generic drugs in the United States supplied to A-S by Strides under the OEM Agreement. Akorn will be required to achieve, with respect to each generic drug, a minimum market share in the United States in order to preserve its exclusive marketing rights. Akorn will be paid a commission on the sales of these drugs.

Arthur S. Przybyl, President and CEO of Akorn stated, “We are excited to formally enter into this strategic business venture with Strides. We believe Strides embodies our entrepreneurial corporate culture and working together we can create a successful new pharmaceutical company. The formation of the Joint Venture with Strides Arcolab represents another milestone in our ongoing commitment to expand the breadth of our product portfolio for the United States hospital market. Initially, twenty products have been identified for development and manufacturing, which include both existing generic and patent expiring parenteral and lyophilized drugs. Akorn will utilize its existing sales and marketing distribution channel strategies in order to capture market share for these products.”

Arun Kumar, Managing Director and Group CEO of Strides stated, “The conversion of the memorandum of understanding into definitive agreements is a major milestone in our strategy to be a leading player in the United States hospital market. Leveraging on Strides’ aggressive product development and manufacturing skill sets and Akorn’s marketing reach, the new pharmaceutical company will emerge as a significant provider of high quality parenteral and lyophilized drugs in the United States hospital segment.”

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

About Strides Arcolab Limited

Strides Arcolab Limited, listed on the Indian National Stock Exchange (STAR), Bombay Stock Exchange (STRIDES ARCO), Bloomberg (STR@IN) and Reuters (STAR.BO), has a global presence in more than 50 countries. The company has factories in India, Brazil, Mexico and USA. The Company supplies to a number of geographic locations including Latin America, UK, South East Asia, Africa, Australia and Russia. The Indian manufacturing facilities for the regulated markets are approved by all major regulatory bodies such as MHRA, EU, TGA and MCC. The company has recently signed supply and cooperation agreements with Aspen, South Africa, SORM, Japan and Ribbon, Italy. Additional information is available at the Company’s website at www.stridesarco.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.